EXHIBIT 10.4
------------



           ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS
           -------------------------------------------------

     THIS ASSIGNMENT (this "Assignment" is made and entered into as of the 25th day of August, 2003, by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation ("Assignor"), and AMLI RESIDENTIAL PROPERTIES L.P., a Delaware limited partnership ("Assignee").


                               RECITALS
                               --------

     A. Assignor owns 75% of the membership interests, and Assignee owns 25% of the membership interests, in AMLI at Oakhurst, LLC. a Delaware limited liability company (the "Company"), pursuant to that certain Operating Agreement of AMLI at Oakhurst, LLC, dated as of August 25, 2003 (the "Operating Agreement"; capitalized terms used herein and not defined herein shall have the meanings given them in the Operating Agreement).

     B. The Company owns real property located in Aurora, Illinois, upon which the Company owns, operates and manages an apartment community known as AMLI at Oakhurst North (the "Community").

     C. Prior to the date hereof, the Community was owned by Wells Oakhurst, L.P., a Delaware limited partnership (the "Partnership").

     D. On the date hereof, the Partnership contributed the Community to the Company in exchange for 100% of the membership interests in the Company, and immediately thereafter distributed such membership interests to Assignor and Assignee in the relative proportions identified in Recital A above.

     E. Assignor desires to assign and Assignee desires to acquire all of Assignor's right, title and interest in Assignor's membership interests in the Company (the "Assigned Interests") and all interests, rights and obligations under the Operating Agreement with respect to the Assigned Interests only, as hereinafter provided.

           NOW, THEREFORE, in consideration of the foregoing Recitals, and the warranties and mutual covenants set forth herein, Assignor and Assignee hereby agree as follows:

           1. ASSIGNMENT OF ASSIGNED INTERESTS. Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee, free and clear from any liens, encumbrances or defects of title, and Assignee hereby accepts, acquires and takes assignment and delivery of, the Assigned Interests, including, but not limited to, all right, title and interest in and to the properties (real and personal), capital, cash flow distributions, profits and losses of the Company relating or allocable to the Assigned Interests.















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


           2. PURCHASE PRICE. In consideration of the sale, assignment, transfer, conveyance and delivery of the Assigned Interests, upon execution hereof Assignee shall pay to Assignor cash in the amount of $37,500,000 (the "Purchase Price"). The Purchase Price, plus or minus, as applicable, the amount of the estimated prorations determined in accordance with Section 5(a) below and as set forth on Schedule A hereto, shall be paid by wire transfer to such account as shall be provided in writing by Assignor; provided, however, that such payment shall be deposited to Assignor's designated account no later than 11:00 a.m., Chicago Time, on the Effective Date; and provided further, that if such payment is not received by Assignor prior to 11:00 a.m., Chicago Time, on the Effective Date, the parties shall recalculate the proration amounts pursuant to Section 5(a) as of the day following the Effective Date, and such later date shall be the "Effective Date" for purposes of this Assignment.

           3. EFFECTIVE DATE. The assignment herein made is effective as of the date of this Assignment, as may be adjusted pursuant to
     Section 2 above (the "Effective Date").

           4. CASH FLOW DISTRIBUTIONS. On or before the Effective Date, all Net Cash Flow (as defined in the Partnership Agreement) and Capital Event Proceeds (as defined in the Partnership Agreement) of the Partnership for periods ending prior to the Effective Date and which have not previously been distributed, shall be distributed to Assignor and Assignee, in their capacities as partners in the Partnership, in accordance with the Agreement of Limited Partnership of Wells Oakhurst, L.P., dated as of June 9, 1998 (the "Partnership Agreement"), between Assignor and Assignee.

           5.    PRORATIONS.

           (a) On the Effective Date, Assignor and Assignee shall agree upon the estimated proration amounts with respect to the Community determined in accordance with Section 5(b), and such estimated proration amounts shall be, as applicable, added to or deducted from the Purchase Price as set forth in Schedule A hereto.

           (b) On or before October 31, 2003, and in accordance with Sections 5(c), 5(d) and 5(e) below, Assignor and Assignee shall agree upon final proration amounts with respect to the Community for the items set forth in Sections 5(b)(2), 5(b)(3) and 5(b)(4) below. As soon as practicable after final bills for Taxes (as defined below) become available for the Community, but in no event later than August 31, 2004. Assignor and Assignee shall agree upon the final proration amounts for Taxes, as determined in accordance with Section 5(b)(1) below.

                 1. TAXES AND ASSESSMENTS. General real estate taxes and assessments imposed by governmental authority on the Community and any assessments imposed by private covenant constituting a lien or charge on the Community for all tax periods through and including the then current calendar year or other current tax period (collectively, "Taxes") not yet due and payable shall be prorated, based upon the number of days in the applicable period.













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                 2.   COLLECTED RENT.  All collected rent and other
           collected income (and any applicable state or local tax on rent) under apartment leases for the Community in effect on the Effective Date shall be prorated based upon the number of days in the month. Uncollected rent and other income shall not be prorated; provided, however, that rent collected after the Effective Date which relates to periods prior to the Effective Date shall be prorated. Assignee agrees to make all reasonable efforts to collect, and to cause the Company to collect, any rents applicable to the period prior to the Effective Date. Any prepaid rents for the period on or after the Effective Date shall be credited to Assignee.

                 3. UTILITIES. Utilities, including water, sewer, electric and gas, for the Community shall be prorated based upon usage of such utilities, as shown by the last reading of meters prior to the Effective Date. The Company shall endeavor to obtain meter readings on the day before the Effective Date, and if such readings are obtained, the proration of such items shall be based upon such readings.

                 4. FEES AND CHARGES UNDER SERVICE CONTRACTS. Fees and charges under contracts for the provision of services to the Partnership for the Community based upon the periods to which such service contracts relate (e.g., telephone, internet services, lawn maintenance, cleaning, etc.) shall be prorated based upon the number of days in the applicable period. Fees and charges for services not in the nature of regular or periodic services (e.g., building repairs) shall not be prorated.

                 5. DEPOSITS. Nonrefundable deposits held by the Partnership in connection with the Community which have not yet been recognized as income by the Partnership (i.e., amounts received in the current month) shall be prorated based upon the number of days in the month. Items already recognized as income by the Partnership in prior periods shall not be prorated.

           (c) The proration amounts in this Section 5 shall be calculated as if such prorations were being made between the Partnership and the Company as of the Effective Date and only with respect to those items directly related to the Community. For purposes of making the prorations, the Effective Date shall belong to the Company and all prorations hereinafter provided to be made as of the Effective Date shall each be made as of the end of the day before the Effective Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of the Effective Date shall be credited or charged to the Company and the portion thereof applicable to periods ending immediately prior to the Effective Date shall be credited or charged to the Partnership.

           (d) After each of the final prorations is completed and agreed upon by the parties, the final proration amounts shall be reconciled with the estimated proration amounts that were added to or deducted from the Purchase Price on the Effective Date pursuant to
     Section 2. If as a result of such reconciliation: (i) amounts are owed by Assignor to Assignee in excess of the estimated proration amounts, then Assignor shall pay 75% of such amounts to Assignee; or
     (ii) if amounts are owed by Assignee to Assignor in excess of the estimated proration amounts, then Assignee shall pay 75% of such amounts to Assignor. In either case, payment shall be made as soon as practicable (but in no event later than 15 days) after such agreement is reached.






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


           (e) With respect to the final proration of Taxes, in the event Assignee shall decide to appeal a final tax bill with the appropriate governmental agency, the parties shall nonetheless agree upon the proration of such final tax bill and shall reconcile such proration in accordance with Section 5(d) above. Thereafter, notwithstanding anything to the contrary contained in this Section 5, if such appeal results in a refund of Taxes paid by the Company, then such refund shall be prorated as agreed upon by the parties, and payment of Assignor's prorated portion of such refund shall be made as soon as practicable (but in no event later than 15 days) after such agreement is reached.

           (f) Assignor shall have reasonable access to, and the right to inspect and audit, at its own cost and expense, the books of the Company, with respect to the Community, to confirm the final prorations, and Assignee shall cooperate, and shall cause the Company to cooperate, with Assignor in good faith with respect to such inspections and audits.

     6. REPRESENTATIONS OF ASSIGNOR. Assignor hereby represents and warrants to Assignee that:

           (a) Assignor is duly organized and validly existing under the laws of the state of its organization and has been duly authorized by all necessary and appropriate action to enter into this Assignment and to consummate the transactions contemplated hereby. This Assignment is a valid and binding obligation of Assignor, enforceable against Assignor in accordance with its terms, except insofar as enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditor's rights generally and the availability of any particular equitable remedy.

           (b) Assignor is the record and beneficial owner of all of the Assigned Interests, free and clear of any lien, claim, option, call, right of first refusal, charge, encumbrance, restriction on transfer (other than any restriction under the Securities Act of 1933, as amended, or state securities or "blue sky" laws) or other right of any other party. The Assigned Interests represent all of Assignor's ownership interest in the Company.

           (c) Assignor's execution and delivery of this Assignment, its performance of its obligations hereunder and its consummation and the validity of the transactions contemplated hereby do not require it to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or regulatory body or judicial authority, which has not previously been obtained.

           (d) (i) Assignor meets the requirements of a "qualified professional asset manager" as defined in Part V(a) of Prohibited Transaction Exemption 84-14 granted by the U.S. Department of Labor ("PTE 84-14"); (ii) Assignor is entering into this Assignment on behalf of an "investment fund" as described in Part V(b) of PTE 84-14; (iii) the terms of this Assignment have been negotiated on behalf of the investment fund by the Assignor and the Assignor has made the decision on behalf of the investment fund to enter into this Assignment; (iv) the terms of this Assignment have been negotiated and determined at arm's length, as such terms would be negotiated and determined by unrelated parties; and (v) neither the Assignor nor any affiliate (as defined in Part V(d) of PTE 84-14) thereof, nor any owner, direct or indirect, of a five percent or more interest in the Assignor, has, within the previous ten years, been convicted or released from imprisonment as a result of the crimes set forth in Part I(g) of PTE 84-14.





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     7.    REPRESENTATIONS OF ASSIGNEE.  Assignee hereby represents and warrants to Assignor that:

           (a) Assignee is duly organized and validly existing under the laws of the state of its organization and has been duly authorized by all necessary and appropriate action to enter into this Assignment and to consummate the transactions contemplated hereby. This Assignment is a valid and binding obligation of Assignee, enforceable against Assignee in accordance with its terms, except insofar as enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditor's rights generally and the availability of any particular equitable remedy.

           (b) Assignee's execution and delivery of this Assignment, its performance of its obligations hereunder and its consummation and the validity of the transactions contemplated hereby do not require it to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or regulatory body or judicial authority, which has not previously been obtained.

           (c) Neither Assignee nor any of its affiliates (within the meaning of Part V(c) of PTE 84-14) has, or during the immediately preceding year has exercised, the authority to appoint or terminate Assignor as investment manager of any assets of the employee benefit plans whose assets are held by Assignor or to negotiate the terms of any management agreement with Assignor on behalf of any such plan.

           (d) The transaction contemplated by this Assignment is not specifically excluded by Part I(b) of PTE 84-14.

           (e) Assignee is not a related party of Assignor (as defined in V(h) of PTE 84-14).

           (f) The term of this Assignment have been negotiated and determined at arm's length, as such terms would be negotiated and determined by unrelated parties.

     8. ASSUMPTION BY ASSIGNEE. Assignee hereby: (i) accepts the Assigned Interests and all rights of Assignor under the Operating Agreement in respect thereof; and (ii) assumes (A) all of the liabilities, obligations and duties of Assignor and the Company as they relate to the Assigned Interests accruing on or after the Effective Date and (B) all of the liabilities, obligations and duties of Assignor and the Company under the Operating Agreement in respect of the Assigned Interests, accruing on or after the Effective Date, and agrees to be bound by the provisions thereof with respect thereto. In no event shall the liabilities, obligations or duties assumed by Assignee include any federal or state income tax liabilities of Assignor relating to the Company or the Assigned Interests incurred or accrued, whether known or unknown, as of the Effective Date.

     9. NO BROKERS. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from, Assignor or Assignee or any of their respective Affiliates in connection with this Assignment or the transactions contemplated hereby.

     10. FURTHER ASSURANCES. Each party, at its sole cost and expense, upon request of the other party, shall execute and deliver such further instruments and do or cause to be done such further acts as may be necessary to be done by such party to effectuate and confirm the assignment of the Assigned Interests.







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     11.   MUTUAL RELEASE.

           (a) As of the Effective Date, except as explicitly provided in this Assignment, Assignor, on its behalf and on behalf of each of its Affiliates and each of their respective representatives, agents, successors, assigns, officers, directors, members, managers, employees and each of them (collectively, the "Assignor Parties") hereby irrevocably waives, releases and discharges, absolutely and forever. Assignee, the Company and each of their Affiliates from any and all liabilities to Assignor or the other Assignor Parties of any kind and nature whatsoever, fixed or contingent, known or unknown, asserted or unasserted (including in respect of any rights of contribution or indemnification), in respect of facts, events, circumstances or conditions arising from or relating to the Company, the Assigned Interests, the Community or the Operating Agreement.

           (b) As of the Effective Date, except as explicitly provided in this Assignment, each of Assignee and the Company, on its behalf and on behalf of each of their respective Affiliates and each of their respective representatives, agents, successors, assigns, officers, directors, members, managers, employees and each of them (collectively, the "Assignee Parties") hereby irrevocably waives, releases and discharges, absolutely and forever, Assignor and each of its Affiliates, from any and all liabilities to Assignee, the Company or the other Assignee Parties of any kind and nature whatsoever, fixed or contingent, known or unknown, asserted or unasserted (including in respect of any rights of contribution or indemnification), in respect of facts, events, circumstances or conditions arising from or relating to the Company, the Assigned Interests, the Community or the Operating Agreement.

           (c)   Notwithstanding anything to the contrary in paragraphs
     (a) and (b) above, nothing in this Section 11 shall be construed as a waiver or release by or in favor of either party with respect to any rights either of them may have pursuant to this Assignment.

     12. SUCCESSORS AND ASSIGNS. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and the respective heirs, legal representatives, successors and assigns of each.

     13. SURVIVAL OF REPRESENTATIONS. The representations, warranties, covenants, indemnities and agreements of the parties contained in this Assignment are the only such terms made or relied upon by the parties and shall survive the consummation of the transactions contemplated hereby.

     14. MODIFICATION AND WAIVER. No supplement, modification, waiver or termination of this Assignment or any provision hereof shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any of the provisions of this Assignment shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     15. GOVERNING LAW. This Assignment shall be construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within said state.

     16.   RECOURSE TO ASSIGNEE.  ANYTHING CONTAINED HEREIN TO THE
CONTRARY NOTWITHSTANDING, NO PERSONAL LIABILITY OR PERSONAL DEFICIENCY JUDGMENT SHALL BE ASSERTED OR ENFORCED AGAINST ANY PARTNERS OF ASSIGNEE AGAINST THE TRUSTEES, OFFICERS, EMPLOYEES, AGENTS, PARTNERS, SHAREHOLDERS' OR PRINCIPALS OF SUCH PARTNERS, OR AGAINST THE ASSETS OF ANY SUCH PARTIES FOR PAYMENT OF ANY AMOUNT HEREUNDER OR FOR OBSERVANCE OR PERFORMANCE OF ANY OF THE OBLIGATIONS OF ASSIGNEE OR THE COMPANY. NOTHING CONTAINED ABOVE SHALL LIMIT THE REMEDIES AGAINST ANY PERSON FOR SUCH PERSON'S FRAUD OR INTENTIONAL MISCONDUCT, IN WHICH EVENT SUCH REMEDIES SHALL BE DETERMINED BY APPLICABLE LAW.




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     17.   INDEMNIFICATION.

           (a) Assignee shall indemnify, defend and hold Assignor harmless for, from and against any and all actions, causes of action or suits brought against it by third parties (each, a "Third Party Claim") for liabilities, losses, costs, damages and expenses, including, without limitation, reasonable attorneys fees and other reasonable costs incurred in the investigation, defense and settlement of the matter (collectively, the "Damages") arising from such Third Party Claim, suffered or incurred by Assignor in respect of any facts, events, circumstances or conditions occurring, arising from or relating to the Company, the Assigned Interests, the Community or the Operating Agreement, except to the extent such Damages are caused by the gross negligence, willful misconduct or fraud of Assignor.

           (b) Assignor shall notify Assignee in writing of a Third Party Claim as promptly as practicable; provided, that the failure of Assignor to give notice shall not relieve Assignee of its obligations under this Section 17 except to the extent (if any) that Assignee shall have been prejudiced thereby. Assignee may, at its election and own expense, upon notice to Assignor, assume the defense thereof. If Assignee assumes such defense, Assignor shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Assignee. If Assignee assumes such defense, Assignor agrees to give Assignee full authority to defend the Third Party Claim; provided, however, that Assignee shall have no authority to enter into any settlement without Assignor's express prior written consent. Whether or not Assignee chooses to defend or prosecute any such Third Party Claim, each of the parties hereto shall cooperate in the defense or prosecution thereof.

     18. DISCLAIMER. Assignor has not made, and Assignee acknowledges that Assignor has not made, any warranty or representation, express or implied, written or oral, statutory or otherwise concerning or relating to the Company or Community, including, but not limited to, the following: (i) the condition of title to the Community; (ii) the nature, physical condition, safety or other aspect of the Community or any component thereof, including without limitation, plumbing, sewer, heating, ventilation, electrical systems, roofing, air conditioning, foundations, soils and geology; (iii) the income or expense as generated, paid or incurred in connection with the Community or Company, or other economic status of the Community or the Company; (iv) the accuracy of any statements, calculations or conditions stated or set forth in any documents, instruments, agreements to which Company is a party, which are binding on Company or the Community, or which relate or are applicable to the Community or Company, including, but not limited to, title policies, surveys, floor plans, leases, service contracts, vendor agreements, reports, environmental assessments, soils reports, rent rolls, pro formas, revenue and expense projections and other Company and Community books and records (the "Company Material"); (v) the suitability of the Community for any intended use, including, without limitations, as depicted on the Company Materials; (vi) the dimensions of the Community or lot size; (vii) the status or compliance of the Company or Community with any of the Company Materials; (viii) the status of and compliance with the current zoning or governmental approvals of the Community; (ix) the compliance of the Company with any federal, state or local laws, ordinances, statutes, rules and regulations; (x) the existence or absence of Hazardous Materials (as defined below) or mold or other microbial agent or matter in, on, about, under or affecting the Community; (xi) the compliance of the Community with Hazardous Waste Laws (as defined below) or any other federal, state or local laws, ordinances, statutes, rules or regulations including, without limitation, the Fair Housing Act Amendments of 1988 and






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the Americans with Disabilities Act; or (xii) the merchantability, habitability or fitness of the Community or any portion thereof for any particular purpose. The term "Hazardous Materials" shall mean any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity. infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity including, without limitation, those substances regulated by any hazardous waste laws. For purposes of this agreement, "Hazardous Materials Laws" means any local, federal or state statute, ordinance, code, law, rule or regulation relating to environmental contamination, petroleum products, asbestos and pollutants. As a result, Assignee is acquiring the Assigned Interests with the understanding that the Community and other assets of the Company are in their "AS IS," "WHERE IS" and "WITH ALL FAULTS" condition.

     19. ATTORNEYS FEES. If any suit is brought by either party to this Assignment against the other regarding the subject matter hereof, the prevailing party shall be entitled to recover, in addition to any other relief granted, reasonable attorneys fees and expenses of litigation.

     20. ENTIRE AGREEMENT. This Assignment contains all of the understandings and agreements of whatsoever kind and nature existing between Assignor and Assignee with respect to the subject matter hereof, and any and all other prior agreements between the parties with respect to such subject matter are hereby superseded.

     21. HEADINGS. All headings used herein are inserted for convenience and ease of reference only and shall not be considered in the construction or interpretation of any provision of this Assignment.

     22. SEVERABILITY. If any provisions of this Assignment shall be held by a court of competent jurisdiction to be contrary to law or public policy, or otherwise unenforceable, the remaining provisions shall remain in full force and effect and a court of competent jurisdiction shall supply a provision or provisions to replace the affected provision(s) which most closely approximates the original intent of the parties.

                         *    *    *    *    *
































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     IN WITNESS WHEREOF, this Assignment is executed as of the day and year first above written.


                      ASSIGNOR:
                      --------

                      THE PRUDENTIAL INSURANCE
                      COMPANY OF AMERICA

                      By:   /s/ Damian P. Manolis
                            ------------------------------
                            Name:  Damian P. Manolis
                            Title: Vice President



                      ASSIGNEE:
                      --------

                      AMLI RESIDENTIAL PROPERTIES, L.P.

                      By:   AMLI Residential Properties Trust,
                            Its general partner

                            By:   /s/ Fred Shapiro
                                  ------------------------------
                                  Name:  Fred Shapiro
                                  Title: Senior Vice President



                      For purposes of Section 11(b) only:
                      ----------------------------------

                      AMLI AT OAKHURST, LLC

                      By:   AMLI Residential Properties, L.P,
                            Its managing member

                            By:   AMLI Residential Properties Trust,
                                  Its general partner

                                  By:
                                       ------------------------------
                                       Name:  Fred Shapiro
                                       Title: Senior Vice President























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


                              SCHEDULE A

                     Calculation of Purchase Price



     Company Value                                  $50,000,000.00

     Assignor's percentage interest                            75%

     Purchase Price for Assignor's membership
       interest                                     $37,500,000.00

     LESS: Assignor's estimated pro rata share
       of the Partnership's income and expenses
       related to the Community as of the
       Effective Date determined in accordance
       with Section 5(a) of the Assignment          $   417,062.33


     Net cash amount to be paid to Assignor
       by Assignee on the Effective Date            $37,082,937.68
















































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